Exhibit 99.1

(1)          This Statement on Form 4 reflects the settlement on June 11, 2012 of 30,136.8038 restricted stock units previously granted by Noranda Aluminum Holdings Corporation (the “Issuer”) to Apollo Management VI, L.P. (“Management VI”).  The restricted stock units vested on June 8, 2012.  In connection with the settlement, Management VI received a cash payment from the Issuer of $7.91 for each such restricted stock unit. The restricted stock units that were settled on June 11, 2012 included 111.1739 cash-settled restricted stock units granted by the Issuer to Management VI on March 21, 2012 and 146.2952 cash-settled restricted stock units granted by the Issuer to Management VI on May 30, 2012, in connection with a recurring cash dividend, payable quarterly, of $0.04 per share on the outstanding shares of the Issuer’s common stock.  These grants of cash-settled restricted stock units were made to Management VI in lieu of cash dividends with respect to cash-settled restricted stock units held by Management VI and as such were exempt under Rule 16a-9. The cash-settled restricted stock units were held by Management VI for its own benefit.

AIF VI Management, LLC (“AIF VI Management”) is the general partner of Management VI.  Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI Management, and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management.  Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.  Leon Black, Joshua Harris and Marc Rowan are the managers, as well as principal executive officers, of Management Holdings GP.  Each of AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, disclaims beneficial ownership of any of the restricted stock units granted to Management VI, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address for Management VI, AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 W. 57th Street, 43rd Floor, New York, New York 10019.